Exhibit 5.1

Bennett Jones LLP 3400 One First Canadian Place, PO Box 130 Toronto, Ontario, Canada M5X 1A4 Tel: 416,863.1200 Fax: 416.863.1716

May 15, 2025

i-80 Gold Corp. 5190 Neil Road, Suite 460 Reno, Nevada 89502

Dear Sirs/Mesdames:

Re:  i-80 Gold Corp. –Registration Statements on Form S-3

We have acted as Canadian legal counsel to i-80 Gold Corp. (the “Corporation”). We refer to the Corporation’s registration statement on Form S-3 (File No. 333-286531) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to the Prospectus included therein (the “Prospectus”), and to the Corporation’s registration statement on Form S-3 (File No. 333-287243) (together with the Initial Registration Statement, the “Registration Statements”), filed with the SEC pursuant to Rule 462(b) under the Securities Act. We are furnishing this opinion at your request in connection with the Corporation’s prospectus supplement amendment no. 1 dated May 14, 2025 (the “Prospectus Supplement”), which amends and restates the prospectus supplement, dated May 13, 2025, of the Corporation, relating to the offering (the “Offering”) of 320,000,000 units of the Corporation (each, an “Initial Unit”) at a price of US$0.50 per Initial Unit (the “Issue Price”), pursuant to the terms of the underwriting agreement dated May 13, 2025 (the “Underwriting Agreement”) between the Corporation and National Bank Financial Inc. as representative on behalf of a syndicate of underwriters, including Cormark Securities Inc., Canaccord Genuity Corp., SCP Resource Finance LP, BMO Nesbitt Burns Inc., RBC Dominion Securities Inc., Scotia Capital Inc., Stifel Nicolaus Canada Inc. and Ventum Financial Corp. (collectively, the “Underwriters” and each individually, an “Underwriter”).

Each Initial Unit consists of one common share in the capital of the Corporation (each, an “Initial Share”) and one-half of one common share purchase warrant (each whole common share purchase warrant, an “Initial Warrant”), as detailed in the Prospectus Supplement. Each Initial Warrant will entitle the holder thereof to acquire one common share in the capital of the Corporation (each an “Initial Warrant Share”) at an exercise price of US$0.70 per Initial Warrant Share at any time until the date that is 30 months following the closing date of the Offering, all in accordance with the terms of a warrant indenture dated May 16, 2025 (the “Warrant Indenture”) between the Corporation and TSX Trust Company, as warrant agent, governing the Initial Warrants.

Up to an additional 25,760,000 units are being offered (the “Additional Units”) pursuant to an over-allotment option (“Over-Allotment Option”) at the Issue Price per Additional Unit, that is exercisable in whole or in part, and at any time and from time to time, on or before 5:00 p.m. (Toronto time) on the date that is 30 days after and including the closing date of the Offering. Each Additional Unit consists of one common share in the capital of the Corporation (each an “Additional Share”) and one-half of one common share purchase warrant of the Corporation

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(each whole warrant being an “Additional Warrant”). Each Additional Warrant entitles the holder thereof to acquire one common share in the capital of the Corporation (each an “Additional Warrant Share”) at an exercise price of US$0.70 per Additional Warrant Share at any time until 30 months following the closing date, all in accordance with the terms of the Warrant Indenture.

All references in this opinion to (i) the “Offering” shall be deemed to include the Over-Allotment Option, (ii) the “Offered Units” shall mean, collectively, the Initial Units and the Additional Units, (iii) the “Shares” shall mean, collectively, the Initial Shares and the Additional Shares, (iv) the “Warrants” shall mean, collectively, the Initial Warrants and the Additional Warrants, and (v) the “Warrant Shares” shall mean, collectively, the Initial Warrant Shares and the Additional Warrant Shares, and (vi) the “Securities” shall mean, collectively, the Offered Units, the Shares, the Warrants and the Warrant Shares.

In connection with rendering this opinion, we have, among other things, examined such documents, considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinions expressed below.

The opinions expressed herein are subject to the following reliances, qualifications and assumptions:

(a)

we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles) and the truthfulness and accuracy of the corporate records of the Corporation and of all certificates of public officials and officers of the Corporation, not being aware of any reason why the addressees of this opinion would not be entitled to rely on any of the certificates upon which we are relying in rendering this opinion;

(b)

we have assumed that each of the parties to the Underwriting Agreement has all requisite legal existence, power and capacity to enter into, execute, deliver and perform its obligations thereunder and that the Underwriting Agreement has been authorized, executed and delivered by each of such parties and is a legal, valid and binding obligation of each of them enforceable against each of such parties in accordance with the terms thereof;

(c)

we have assumed that each of the parties to the Warrant Indenture has all requisite legal existence, power and capacity to enter into, execute, deliver and perform its obligations thereunder and that the Warrant Indenture has been authorized, executed and delivered by each of such parties and is a legal, valid and binding obligation of each of them enforceable against each of such parties in accordance with the terms thereof;

(d)	we have assumed that the acknowledgments, representations and warranties of the Underwriters set forth in the Underwriting Agreement are true, correct and accurate in all

May 15, 2025

respects as of the time of delivery of this opinion and that the Underwriters effected the offering and distribution of the Offered Units in accordance with the terms of the Underwriting Agreement;

(e)

we have assumed that at all relevant times, and without limiting the generality of the foregoing, at the time of each trade of the securities described herein, no order, ruling or decision that has been issued or granted by a court or other regulatory or administrative authority is in effect that has the effect of prohibiting or restricting any distribution or trade of such securities;

(f)

we have assumed that the Registration Statements, and any amendments thereto (including post-effective amendments), are effective or will have become effective and such effectiveness will not have been terminated or rescinded;

(g)

we have assumed that all Securities will be offered, issued and sold (i) in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statements; and (ii) in compliance with applicable Canadian securities laws and in the manner stated in the prospectus supplement dated May 13, 2025 (the “Canadian Prospectus Supplement”) to the Corporation’s final short form base shelf prospectus dated June 21, 2024 (the “Canadian Shelf Prospectus”, and together with the Canadian Prospectus Supplement, the “Canadian Prospectus”);

(h)

we have assumed that at the time of the issuance of the Shares, the Warrants and the Warrant Shares, the Corporation will have sufficient common shares authorized and unissued and not otherwise reserved for issuance;

(i)

we have assumed that at the time of the issuance of the Shares, the Warrants and the Warrant Shares, the Corporation validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance;

(j)

we have assumed that at the time of issuance of the Shares, the Warrants and the Warrant Shares, the then operative notice of articles and articles of the Corporation (collectively, the “Articles”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof;

(k)

each of the Underwriting Agreement, the certificates representing the Warrants (the “Warrant Certificate”) and the Warrant Indenture are governed or will be governed by the laws of the Province of Ontario;

(l)

we have assumed that the issuance, terms, execution and delivery of the Shares, the Warrants and the Warrant Shares (i) do not result in breaches of, or defaults under, agreements or instruments to which the Corporation is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions;

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(m)

the board of directors will have taken all necessary corporate action, including the adoption of a resolution or resolutions in form and content as required by applicable law, to approve the issuance and terms of the Securities, the consideration to be received therefor, to approve the Underwriting Agreement, the Warrant Indenture, the Warrant Certificates and the execution and delivery thereof, and related matters (the “Authorization”);

(n)

the Securities will have been duly authorized, established certificated, executed, delivered, countersigned and registered, as applicable, in accordance with the provisions of the Articles, applicable law, the Underwriting Agreement, the Warrant Indenture and the Authorization;

(o)	insofar as our opinion in paragraph 4 hereof relates to the legality, validity, binding nature or enforceability of the Warrant Indenture and the Warrant Certificates, such opinion is subject to:

(i)

the laws of any jurisdiction, other than the Province of Ontario and the laws of Canada, which may be considered or given effect to under the laws of the Province of Ontario in any such determination and an Ontario court may reserve to itself the right to decline jurisdiction in any action relating to each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture on the basis that the Province of Ontario is an inconvenient forum, notwithstanding any waiver of the right to raise such objection or defence therein,

(ii)

applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, liquidation, fraudulent preference, fraudulent transfer, moratorium or other laws generally affecting the enforceability of the rights of creditors,

(iii)	limitations upon the right of a creditor to receive immediate payment of amounts stated to be payable on demand or acceleration,

(iv)

limitations upon the right of a party to each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture to enforce such document on the basis of a default of a minor or non-substantive nature, such as the failure to produce a document in a timely manner,

(v)

the qualification that the enforceability of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture may be limited by general principles of equity, such as the principle that the availability of equitable remedies such as specific performance and injunctive relief is in the discretion of a court of competent jurisdiction and may not be available in circumstances where damages are considered to be an adequate remedy or where other criteria are not met,

(vi)

the qualification that the enforceability of the indemnity and contribution provisions of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture may be limited by applicable law to the extent that such provisions are contrary to public policy,

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(vii)	the qualification that determinations or demands made by a person in the exercise of a discretion purported to be given to it may be unenforceable if made in unreasonable or arbitrary fashion,

(viii)

the enforceability of any provision of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture which purports to sever from it any provision which is prohibited or unenforceable under applicable law without affecting the enforceability or validity of the remainder of each of the Underwriting Agreement, and the Warrant Indenture will be determined only in the discretion of the court,

(ix)

the enforceability of the provisions of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture is subject to the provisions of the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture to be unenforceable as an attempt to vary or exclude a limitation period under the Limitations Act, 2002 (Ontario),

(x)

the right to exercise any unilateral or unfettered discretion set forth in each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture may not prevent an Ontario court from requiring such discretion to be exercised reasonably,

(xi)

the costs of and incidental to all proceedings taken in court are in the discretion of such court and the court has full power to determine by whom and to what extent the costs shall be paid and legal fees are subject to taxation,

(xii)

the qualification that Canadian courts will not give a monetary judgment in any currency other than that of Canada and such judgment may be based on a rate of exchange in existence on a day other than the date of payment of such judgment, and

(xiii)	an Ontario court has the statutory and inherent power to stay proceedings before it, to stay the execution of judgment and to grant relief from forfeiture;

(p)	we express no opinion as to the enforceability of any provisions of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture which:

(xiv)

purport to establish evidentiary standards, such as provisions stating that certain determinations, calculations, requests or certificates will be conclusive and binding, which may not be enforceable or may be limited in their application;

(xv)

purport to relieve a person from a duty or liability otherwise owed which may be limited by law, and provisions requiring indemnification or reimbursement of a person which may not be enforced by a court to the extent that they relate to or arise as a result of the failure of such person to have performed a duty (contractual or otherwise) or from the breach of contract, tort or other wrongful act of such person;

(xvi)

purport to sever from each of the Underwriting Agreement the Warrant Certificates and the Warrant Indenture, as applicable, any provision that is prohibited or unenforceable under applicable law without affecting the enforceability or validity of

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the remainder of each of the Underwriting Agreement, the Warrant Certificates and the Warrant Indenture, as applicable, which would be determined only in the discretion of the court;

(xvii)	purport to apply notwithstanding non-performance by another party thereto;

(xviii)

deem reliance on, or permit the enforcement of, representations, warranties, certificates or other factual information, by a person having notice (actual or constructive) of inaccuracies or misleading statements therein;

(xix)	directly or indirectly purport to exclude unwritten variations, amendments, waivers or consents;

(xx)

purport to waive rights to notice or restrict access to legal or equitable remedies or waive the benefit of legal defenses, doctrines, principles, protections or statutory provisions which are judged by a court not to be capable of being waived, in whole or in part, based on public policy;

(xxi)

purport to bind or affect, or confer a benefit upon, persons which are not party to each of the Underwriting Agreement, and the Warrant Indenture other than by or through an agent or trustee which is a party thereto; or

(xxii)	provide that delay or failure by a party to exercise any right, remedy or option will not operate as a waiver thereof; and

(q)	as to certain factual matters relating to the Corporation we have relied exclusively and without independent investigation upon the certificates of officers of the Corporation.

We are solicitors qualified to practice law in the Provinces of British Columbia and Ontario and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Provinces of British Columbia and Ontario and the laws of Canada applicable therein.

Whenever our opinion refers to the common shares of the Corporation, whether issued or to be issued, as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Corporation by virtue of its status as holder of such shares, either in order to complete payment for the shares, to satisfy claims of creditors or otherwise. No opinion is expressed as to actual receipt by the Corporation of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We give no opinion as to, and do not assume any responsibility for, the accuracy, completeness or fairness of any statements contained in the Registration Statements or the Prospectus Supplement or in any documents filed in connection therewith or in the Canadian Prospectus or in any documents filed in connection therewith, or upon whether the Registration Statements or the Prospectus Supplement or any other documents filed in connection therewith or the Canadian Prospectus or in any documents filed in connection therewith comply as to form or content with the requirements of the applicable securities laws. We give no opinion as to the completeness or

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accuracy of information provided to any purchaser or prospective purchaser of the Offered Units or provided to the Underwriters.

Based on and relying upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.

The Shares, when issued in accordance with the provisions of the Underwriting Agreement, including the receipt by the Corporation of the consideration for the Offered Units will be duly and validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

2.

The Warrants when issued in accordance with the provisions of the Underwriting Agreement and the Warrant Indenture, including the receipt by the Corporation of the consideration for the Offered Units will be duly and validly created, authorized and issued by the Corporation.

3.

The Warrant Shares when issued in accordance with the provisions of the Warrant Indenture upon the exercise of the Warrants in accordance with the terms of the Warrant Indenture, including receipt of the exercise price therefor, will be duly and validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

4.

The Warrant Indenture will constitute a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, subject to the enforceability qualifications set out in this opinion.

The opinion expressed in this letter is for the sole benefit of the Corporation in connection with the Registration Statements. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Current Report on Form 8-K to be filed by the Corporation in connection with the Offering and as an exhibit to each of the Registration Statements. We also hereby consent to the use of our name under the heading “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus and Prospectus Supplement which forms part of the Initial Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ Bennett Jones LLP